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                                                                   Exhibit 99.4


                     UNAUDITED PRO FORMA FINANCIAL INFORMATION


The following unaudited pro forma financial information is based upon the historical financial statements of The May Department Stores Company and Marshall Field's and was prepared to illustrate the effects of our acquisition of Marshall Field's and the financing related to the transaction.

We prepared the unaudited pro forma financial information to reflect the acquisition as if it had occurred February 2, 2003 for the pro forma consolidated statements of earnings for the thirteen weeks ended May 1, 2004 and the year ended January 31, 2004.

Certain information normally included in financial statements prepared in accordance with generally accepted accounting principles has been omitted pursuant to the rules and regulations of the Securities and Exchange Commission.

The unaudited pro forma financial information is presented for informational purposes only, is not necessarily indicative of actual results of operations had the acquisition been effective February 2, 2003, does not reflect potential synergies, integration costs and other such costs or savings, and is not indicative of future results.





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

                          The May Department Stores Company
                Unaudited Pro Forma Consolidated Statement of Earnings
                         Thirteen Weeks Ended May 1, 2004




(millions, except per share)                     Marshall      Pro Forma              Pro Forma
                                          May     Field's    Adjustments           Consolidated

Net sales                            $  2,963    $    614       $    (30) (a)          $  3,547
Cost of sales:
   Recurring                            2,120         334             73  (b)(c)          2,527
   Restructuring markdowns                  5           -              -                      5
Selling, general, and
  administrative expenses                 639         259           (103) (a)(b)(c)(d)      795
Restructuring costs                         2           -              -                      2
Interest expense, net                      76          12             21  (d)(e)            109
Earnings before income taxes              121           9            (21)                   109
Provision for income taxes                 45           3             (8) (f)                40
Net earnings                         $     76    $      6       $    (13)              $     69

Basic earnings per share             $    .25                                          $    .23
Diluted earnings per share           $    .24                                          $    .22

Weighted average shares outstanding:
 Basic                                  291.4                                             291.4
 Diluted                                308.3                                             308.3




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
                          The May Department Stores Company
                Unaudited Pro Forma Consolidated Statement of Earnings
                         Fiscal Year Ended January 31, 2004




(millions, except per share)                     Marshall      Pro Forma              Pro Forma
                                          May     Field's    Adjustments           Consolidated

Net sales                            $ 13,343    $  2,584       $   (125) (a)          $ 15,802
Cost of sales:
   Recurring                            9,372       1,429            281  (b)(c)         11,082
   Restructuring markdowns                  6           -              -                      6
Selling, general, and
  administrative expenses               2,686       1,026           (409) (a)(b)(c)(d)    3,303
Restructuring costs                       322           -              -                    322
Interest expense, net                     318          47             86  (d)(e)            451
Earnings before  income taxes             639          82            (83)                   638
Provision for income taxes                205          31            (31) (f)               205
Net earnings                         $    434    $     51       $    (52)              $    433

Basic earnings per share             $   1.44                                          $   1.44
Diluted earnings per share           $   1.41                                          $   1.41

Weighted average shares outstanding:
 Basic                                  289.9                                             289.9
 Diluted                                307.0                                             307.0


Notes to the Unaudited Pro Forma Financial Information


(a) Represents reclassification of finance charge revenues and late fees from Marshall Field's proprietary credit card program from net sales to a component of selling, general, and administrative expenses to align with the reporting of similar transactions by May. Finance charge revenues and late fees of $30 million and $125 million were reclassified for the thirteen weeks ended May 1, 2004 and year ended January 31, 2004, respectively. In addition, finance charge revenues have been adjusted to remove amounts earned from charges at the seller's other retail divisions that will no longer be earned by Marshall Field's. Accordingly, finance charge revenues included in selling, general, and administrative expenses were reduced by $2 million and $6 million for the thirteen weeks ended May 1, 2004 and year ended January 31, 2004, respectively.

(b) Represents reclassification of buying and occupancy expenses from selling, general, and administrative expenses to cost of sales to align the reporting of these expenses with May's accounting policies. Buying and occupancy costs of $73 million and $281 million were reclassified to cost of sales from selling, general, and administrative expenses for the thirteen weeks ended May 1, 2004 and year ended January 31, 2004, respectively.

(c) Represents an adjustment of Marshall Field's depreciation and amortization expense to reflect the amounts on the accounting base recognized in recording the acquisition. A reduction in depreciation and amortization of $7 million and $29 million has been made for the thirteen weeks ended May 1, 2004 and year ended January 31, 2004, respectively.

(d) Represents a reclassification of interest received on intercompany balances from selling, general, and administrative expenses to interest expense, net. Interest received of $5 million and $20 million was reclassified for the thirteen weeks ended May 1, 2004 and year ended January 31, 2004, respectively.

(e) Represents an adjustment to increase interest expense for borrowings used to finance the current acquisition of Marshall Field's. This is partially offset by an adjustment to reduce interest expense for interest incurred by Marshall Field's related to debt retained by the seller, net of the interest received on intercompany balances from the seller. Additional interest expense of $26 million and $106 million for the thirteen weeks ended May 1, 2004 and year ended January 31, 2004, respectively was recorded.

(f) Represents adjustments to income tax expense to reflect the impact of the various adjustments to the statements of earnings discussed above. Net adjustments of $8 million and $31 million for the thirteen weeks ended May 1, 2004 and year ended January 31, 2004, respectively, were recorded.